Sports Betting Technology Provider Newgioco Appoints Two Experienced and Independent Directors to its Board

New York, NY – June 17, 2019 – Newgioco Group, Inc. (“Newgioco” or the “Company”) (OTCQB: NWGI), a global sports betting and gaming technology company providing fully integrated software solutions to regulated online and land-based gaming and sports betting operators, today announced the appointment of Paul Sallwasser and Steven A. Shallcross to serve as independent directors of the Board effective June 13, 2018. Messrs. Sallwasser and Shallcross shall also serve on the audit committee, the compensation committee, and the nomination and corporate governance committee of the Board.

“As a key first step towards accomplishing the goals stated in our recent Letter to Stockholders, we are very pleased to announce today the appointment of Paul and Steven to the Board and expect to announce a third independent member in the near future,” stated Chief Executive Officer, Michele (Mike) Ciavarella. “The accomplished caliber of our new Board members and their willingness to work with Newgioco is a testament to our commitment to good corporate governance. Their combined experience with publicly listed companies and SEC reporting will strengthen our ability to understand and address the needs of all our stakeholders. I look forward to working harmoniously with our Board and management team to accelerate the positive momentum of our leading-edge ELYS betting platform in the US sports betting market.”

Mr. Sallwasser currently serves as the CEO of the Florida Community Health Network and a director of Youngevity International, Inc. (NASDAQ: YGYI). He is a certified public accountant and began his career with Ernst & Young LLP (EY) in South Florida. He spent 39 years as a partner of the firm serving some of the largest publicly traded and government healthcare and biotechnology companies across the southeastern United States. During his career at EY, he served in the firm’s national office as a member of the Quality and Regulatory Matters Group which was responsible for the firm’s audit quality review program as well as representing the firm during the inspections by the Public Company Accounting Oversight Board (PCAOB) and the evaluation of the results from the PCAOB inspections. He graduated summa cum laude from Miami University (Ohio) with a B.S. in Accounting.

Mr. Shallcross currently serves as CEO, CFO, and Director of Synthetic Biologics, Inc. (NYSE American: SYN) and is a certified public accountant and senior executive with over 25 years of comprehensive international, financial and operational experience. Significantly, he has extensive expertise in mergers and acquisitions, partnerships and product development collaborations, strategic planning and budgeting, SEC reporting and systems integration and has been instrumental in equity and debt transactions raising over $800 million in capital, including two initial public offerings with various NYSE and NASDAQ listed companies. He was awarded Private Company CFO of the Year by the Tech Councils of Maryland, Northern Virginia and Washington DC and holds an MBA from the University of Chicago, Booth School of Business and a B.S. in Accounting from the University of Illinois.

About Newgioco Group, Inc.

Newgioco Group, Inc., is a global leisure gaming technology company, with fully licensed online and land-based gaming operations and innovative betting technology platforms that provide bet processing for casinos and other gaming operators. The Company conducts its business under the registered brand Newgioco primarily through its internet-based betting distribution network on its website, www.newgioco.it as well as in retail neighborhood betting shops throughout Italy.

Newgioco offers clients a full suite of leisure gaming products and services, such as sports betting, virtual sports, online casino, poker, bingo, interactive games and slots. Newgioco also owns and operates innovative betting platform software providing both B2B and B2C bet processing for casinos, sports betting and other online and land-based gaming operators. Additional information is available on our corporate website at www.newgiocogroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions that are intended to identify forward-looking statements and includes statements such as the expected announcement of a third independent member in the near future, future plans with respect to the Board and the expected impact of the new directors on the Company’s corporate governance. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include its future plans with respect to the Board and the expected impact of the new directors on the Company’s corporate governance, and the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

For further information, please contact:

Hayden IR

Brett Maas (646) 536-7331

nwgi@haydenir.com

Newgioco Group, Inc.

Michele Ciavarella, Chief Executive Officer

m.ciavarella@newgiocogroup.com